UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2015

CARMAX, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-31420	54-1821055
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12800 Tuckahoe Creek Parkway Richmond, Virginia	23238
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 747-0422

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information described below under Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 1.02.	Termination of a Material Definitive Agreement.

On August 24, 2015, in connection with entering into a new unsecured revolving credit facility (as more fully described in Item 2.03 below), CarMax, Inc. (the “Company”) terminated its previous unsecured revolving credit facility and the related Credit Agreement dated August 26, 2011 (as amended from time to time), among the Company, CarMax Auto Superstores, Inc. (“CASI”), certain other subsidiaries of the Company, Bank of America, N.A., and the other lending institutions named therein (the “Previous Credit Agreement”). On entering the credit facility described below, the liability of the Company and its subsidiaries with respect to their obligations under the Previous Credit Agreement was discharged. The Previous Credit Agreement had been scheduled to terminate on August 26, 2016. No early termination penalties were incurred as a result of the termination.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 24, 2015, the Company, CASI, and certain other subsidiaries of the Company, entered into a Credit Agreement (the “2015 Credit Agreement” or “Agreement”) for an unsecured revolving credit facility with Bank of America, N.A., as a lender and as administrative agent, and the other lending institutions named therein. The revolving credit facility under the 2015 Credit Agreement replaced the revolving credit facility under the Previous Credit Agreement.

The Agreement provides for aggregate revolving borrowings of up to $1.2 billion, with an option to increase the aggregate commitment by up to $500 million by requesting an increase in commitment from the existing lenders or by adding additional lenders. Borrowings under the Agreement are available for working capital and general corporate purposes and all outstanding principal amounts borrowed under the Agreement will be due and payable on August 24, 2020. The borrowings and other obligations under the Agreement are guaranteed by the Company and certain of its subsidiaries.

The Company may elect interest rates on its revolving borrowings calculated either by reference to LIBOR or to a Base Rate, as defined in the Agreement, in each case plus a margin based on the Company’s consolidated leverage ratio. Interest will generally be payable on the first business day of each calendar month. A commitment fee, based on the Company’s consolidated leverage ratio, will accrue on the unused portion of the commitments under the facility.

The Agreement contains customary representations and warranties, conditions, and affirmative and negative covenants, including requirements to maintain a minimum coverage ratio and to avoid exceeding a maximum leverage ratio. The Agreement also provides for customary events of default, including non-payment of principal, interest or fees, violation of covenants, bankruptcy, change of control and cross-defaults to material indebtedness.

In addition to participation in the Agreement, certain of the lenders, and their respective affiliates, provide other services to the Company, CASI and certain other subsidiaries of the Company, including cash management and treasury services, asset-backed securitization services, retail installment financing to the Company’s customers, derivative transactional services, and other corporate finance services.

The Agreement is attached hereto as Exhibit 10.1 and is hereby incorporated by reference into this Item 2.03. The foregoing description of the Agreement is qualified in its entirety by reference to the attached Exhibit.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Credit Agreement, dated as of August 24, 2015, among CarMax Auto Superstores, Inc., CarMax, Inc., certain subsidiaries of CarMax named therein, Bank of America, N.A., as a lender and as administrative agent, and the other lending institutions named therein.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARMAX, INC.
(Registrant)

Dated: August 26, 2015	By:	/s/ Eric M. Margolin
Eric M. Margolin
Senior Vice President, General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Exhibit

10.1	Credit Agreement, dated as of August 24, 2015, among CarMax Auto Superstores, Inc., CarMax, Inc., certain subsidiaries of CarMax named therein, Bank of America, N.A., as a lender and as administrative agent, and the other lending institutions named therein.